EXHIBIT 10.1

May 8, 2002

Gerald E. Ludwig

Chairman

Illinois Community Bancorp, Inc.

1300 Keller Drive

Effingham, IL  62401

Re:                             Agreement and Plan of Merger Among Illini Corporation (“Illini”), Effingham Merger Corporation and Illinois Community Bancorp, Inc. (“ICBI”) dated as of November 21, 2001 (the “Merger Agreement”)

Dear Gerry:

In light of our recent discussions regarding the status of Illini’s Application (the “Application”) to the Board of Governors of the Federal Reserve (the “Board”), I am writing on behalf of Illini to memorialize our agreement to extend the time for completing Illini’s acquisition of ICBI.

As you are aware, the Merger Agreement permits either ICBI or Illini to terminate the Merger Agreement at any time after May 31, 2002 if any of the applications for prior approval is denied and the time period for appeals and requests for reconsideration has run.  Although the Board has not denied Illini’s Application and has not suggested they are about to do so, we propose amending Section 8.1(f) of the Merger Agreement to delete the reference to “May 31, 2002” and replace it with “[May 31, 2003.]”

The Merger Agreement also permits either ICBI or Illini to terminate the Merger Agreement at any time after August 31, 2002 if the merger has not been completed by that date.  In this regard, we propose amending Section 8.1(h) to delete the reference to “August 31, 2002” and replace it with “[August 31, 2003.]”

Please sign below to acknowledge that ICBI agrees to the amendments described above.

Illini Corporation	Agreed To and Accepted By:
Illinois Community Bancorp, Inc.

/s/ Burnard K. McHone	/s/ Gerald E. Ludwig
Burnard K. McHone, President	Gerald E. Ludwig, Chairman
Date: 5/10/02